Exhibit 99.2
FSI INTERNATIONAL, INC.
EMPLOYEES STOCK PURCHASE PLAN
(as amended and restated January 2011)
Section 1. Establishment and Purpose
1.1 Establishment. FSI International, Inc., a Minnesota corporation, (hereinafter called “FSI” or the “Company”), hereby establishes a stock purchase plan for employees as described herein, which shall be known as the FSI INTERNATIONAL, INC. EMPLOYEES STOCK PURCHASE PLAN (hereinafter called the “Plan”).
1.2 Purpose. The purpose of this Plan is to permit employees of FSI and its Affiliates to purchase Stock from FSI at the price specified in Section 5. The Plan is intended to be an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and be interpreted and administered in a manner consistent with such intent subject to the provisions of Section 10.
Section 2. Definitions
2.1 Definitions. Whenever used hereinafter, the following terms shall have the meanings set forth below:
(a) “Affiliate” means any corporation, a majority of the voting stock of which is directly or indirectly owned by FSI and whose participation in the Plan the Board has expressly approved.
(b) “Base Earnings” means a Participant’s regular rate of pay including sick pay, vacation pay, retro pay, overtime, on-call pay, shift differential and short-term disability, but excluding incentive, discretionary, or signing bonuses, commissions, foreign service premiums, relocation, expatriate or auto allowances, and amounts payable under employee benefit plans.
(c) “Board” means the Board of Directors of FSI.
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e) “Committee” means a committee of at least three persons appointed by the Board empowered to take actions as stated in this Plan. Each member of the Committee will remain a member for the duration of the Plan, unless such member resigns or is removed earlier by majority vote of the Board.
(f) “Eligible Employee” means a person who is an Employee on the fifteenth day of the month immediately preceding the first day of a Purchase Period.
(g) “Employee” means any employee (including officers and directors who are also employees) of FSI or its Affiliates.
(h) “Fair Market Value” as of any date means, unless otherwise expressly provided in the Plan, the closing sale price of a share of Stock on the Nasdaq Global Market (or such other national securities exchange as may at the time be the principal market for the Stock) on that date or, if no sale of the Company’s Stock occurred on that date, on the next preceding day on which a sale of Stock occurred. If shares of Stock are not then listed and traded upon the Nasdaq Global Market or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a share of Stock on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.
(i) “Interest” means interest as determined pursuant to Section 5.2.
(j) “Participant” means an Eligible Employee who has elected to participate in the Plan pursuant to Section 4.1.
(k) “Purchase Period” means a six-month period beginning on January 1 or July 1 of each calendar year; provided however, that at any time either before or during a Purchase Period, the Committee may modify the length of the Purchase Period by providing reasonable advance notice to all Participants.
(l) “Stock” means the common stock, no par value, of FSI.

Section 3. Stock Subject to the Plan
3.1 Number. The total number of shares of Stock available for distribution under this Plan shall not exceed 6,300,000. These shares may consist, in whole or in part, of authorized but unissued Stock not reserved for any other purpose.
3.2 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, combination, recapitalization, or reclassification, the shares of Stock issuable and the price payable therefore under this Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Except as provided above, no adjustment shall be made in connection with the issuance by FSI of any Stock or any warrants, rights, or options to acquire shares of Stock or of securities convertible into Stock.
Section 4. Participation
4.1 Participation. An Eligible Employee may elect to become a Participant on the first day of any Purchase Period, provided such Participant was an Eligible Employee on the day immediately preceding the first day of such Purchase Period. Any election to participate shall be made in accordance with rules adopted by the Committee. However, in no event shall an Eligible Employee be granted the right to purchase Stock under the Plan if after the purchase such Eligible Employee would own stock of FSI possessing 5% or more of the total combined voting power or value of all classes of stock of FSI. Also, an Eligible Employee may not become or remain a Participant at any time when such Eligible Employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of FSI. Except as provided in Section 10, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.
Section 5. Purchase of Stock
5.1 Contributions for Purchase of Stock. At the time an Eligible Employee elects to become a Participant in the Plan, such Eligible Employee shall also elect the form and manner of contributing funds for the purchase of Stock. A Participant may elect to contribute funds for the purchase of Stock by directing his or her employer to withhold any whole percentage less than or equal to 10% of his or her Base Earnings for the purpose of purchasing Stock from FSI. In no event shall the aggregate contributions for the purchase of Stock exceed 10% of a Participant’s Base Earnings. If required under the laws of the local jurisdiction and at the discretion of the Board or Committee, the Participant may make contributions for the purchase of stock by means other than payroll deductions.
A Participant may modify the rate of contribution from such Participant’s Base Earnings only in accordance with the following:
(a) A Participant may at any time direct reduction of the rate of contribution to a rate lower than that previously in effect. However, only one such direction to continue contributing at a rate lower than that previously in effect may be made in any one Purchase Period.
(b) A Participant may at any time direct discontinuance of the contribution. If a Participant directs discontinuance of the contribution, such Participant may direct resumption of the contribution only as of the first day of any subsequent Purchase Period.
(c) Except as provided in subsection (a) or (b) above, a Participant may direct modification of the rate of contribution only as of the first day of any Purchase Period. The modified rate may be any whole percentage less than or equal to 10% of the Participant’s Base Earnings. Unless otherwise elected by the Participant, the rate of contribution such Participant has elected will remain in effect for subsequent Purchase Periods.
     Any election or direction under this section shall be made in writing pursuant to rules adopted by the Committee, and shall become effective at a time specified by the Committee.
5.2 Disposition of Contributions. Amounts contributed pursuant to Section 5.1 shall be held by the employer, or, if required by the laws of the local jurisdiction, in a bank account or trust until the end of the Purchase Period during which they were contributed, subject to the following:

(a) A Participant who elects pursuant to Section 5.1(b) to discontinue contribution may at any time withdraw all or any part of the amounts previously withheld or otherwise contributed. Any such withdrawal shall be paid to the Participant by his or her employer in cash.
(b) During the last calendar month of each Purchase Period, each Participant shall be permitted to elect to have all or any part of the amounts withheld paid to such Participant in cash.
(c) Any withdrawal under (a) or (b) above shall be deemed to be on a first-in-first-out basis. At the discretion of the Board or Committee, and to the extent permissible under the laws of the relevant jurisdiction, interest shall be applied to the average amount in the Participant’s account at the end of each full calendar month during the completed portion of the Purchase Period. Prior to the first day of any Purchase Period, the Committee shall determine the rate of Interest with respect to such Purchase Period. The Committee shall give such publicity to said Interest rate as it deems appropriate.
(d) Any portion of the amounts contributed that is not paid to the Participant in cash shall be automatically applied to purchase Stock under Section 5.3.
(e) Any election or direction under this section shall be made in writing pursuant to rules adopted by the Committee.
5.3 Purchases of Stock. Amounts contributed by a Participant during a Purchase Period (except any amounts refunded to such Participant in cash under Section 5.2) shall be used as of the last business day of such Purchase Period to purchase Stock from FSI for a price equal to the lesser of (a) or (b).
(a) 85% of the Fair Market Value of a share of Stock on the first business day of the Purchase Period.
(b) 85% of the Fair Market Value of a share of Stock on the last business day of the Purchase Period.
5.4 Issuance of Stock. Promptly after the end of each Purchase Period, a certificate for the number of shares of Stock purchased by all Participants shall be issued and delivered to an agent selected by the Company. The agent will hold such certificate for the benefit of all Participants who have purchased shares of Stock and will maintain an account for each Participant reflecting the number of shares (including fractional shares) credited to the account of each Participant. Each Participant will be entitled to direct the voting of all shares credited to such Participant’s account by the agent and may also direct the agent to sell such shares and distribute the net proceeds of the sale to the Participant. At any time, a Participant may either request that the agent transfer the shares of Stock credited to the Participant’s account to another custodian or request from the agent a physical certificate representing the shares of Stock credited to the Participant’s account; provided, however, that the agent shall not be required to issue a certificate representing a fractional share and may instead pay the Participant a cash amount representing the fair market value of such fractional share. If the purchases by all Participants would otherwise cause the aggregate number of shares of Stock to be sold under the Plan to exceed the number specified in Section 3.1, then each Participant shall be allocated a ratable portion of the maximum numbers of shares of Stock that may be sold.
5.5 Privileges of a Stockholder. A Participant shall not have stockholder privileges with respect to any Stock until the date of issuance of a certificate to such Participant for such Stock.
5.6 Limitation On Stock Purchases. No Participant may purchase Stock under this Plan and all other employee stock purchase plans of the Company and its Affiliates at a rate in excess of $25,000 in Fair Market Value of such Stock (determined at the time the option to purchase Stock is granted) for each calendar year in which any such option to purchase Stock granted to such Participant is outstanding at any time The maximum number of shares of Stock that may be purchased by a Participant during such Purchase Period equals $25,000 less the fair market value (as of the first day of the prior purchase period) of shares of Stock previously acquired during such calendar year divided by the fair market value of the Stock on the first day of such Purchase Period.

Section 6. Termination of Employment
6.1 Termination of Employment. A Participant whose termination of employment occurs more than three months prior to the close of a Purchase Period will not be eligible to purchase any shares of Stock pursuant to this Plan with respect to such Purchase Period. Any amount contributed from such a Participant during the Purchase Period in which his or her termination of employment occurs shall be paid to such Participant in cash calculated under Section 5.2(c) promptly after such Participant’s termination of employment. Any Participant whose termination of employment occurs within three months prior to the last day of a Purchase Period may direct Stock purchases or contributions with respect to that Purchase Period pursuant to Sections 5.2 and 5.3. However, if a Participant’s death occurred at any time during the Purchase Period, any amount contributed from the Participant during such Purchase Period shall be paid to the Participant’s personal representative in cash determined under Section 5.2(c), and no portion thereof shall be applied to purchase Stock.
Section 7. Rights of Employees; Participants
7.1 Employment. Nothing in this Plan shall interfere with or limit in any way the right of FSI or any of its Affiliates to terminate any Employee’s, Eligible Employee’s, or Participant’s employment at any time, nor confer upon any such person any right to continue in the employ of FSI or any of its Affiliates.
7.2 Nontransferability. No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. Any attempted assignment, transfer, pledge or other disposition of any rights under the Plan shall be null and void, and shall automatically terminate all rights of a Participant under the Plan.
Section 8. Administration
8.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of FSI, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan shall be final, and shall be binding and conclusive for all purposes and upon all persons.
Section 9. Amendment, Modification, and Termination of Plan
9.1 Amendment, Modification, and Termination of the Plan. The Board, upon recommendation of the Committee, at any time may terminate, and at any time and from time to time and in any respect, may amend or modify the Plan, provided, however, that no such action of the Board, without approval of the stockholders of FSI, may:
(a) increase the total amount of Stock that may be awarded under the Plan, except as provided in Section 3.2 of the Plan;
(b) change the class of Employees eligible to participate in the Plan;
(c) withdraw the administration of the Plan from the Committee;
(d) permit any person, while a member of the Committee, to be eligible to participate in the Plan; or
(e) extend the duration of the Plan.

Section 10. Rules for Foreign Jurisdiction.
10.1 Rules of Foreign Jurisdiction. The Board or Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of the laws and procedures of foreign jurisdictions. Without limiting the generality of the foregoing, the Board or Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which may vary among foreign jurisdictions.
Section 11. Requirements of Law
11.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shares of Stock shall not be issued nor cash payments made except upon approval of proper government agencies or stock exchanges as may be required.
11.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.
12. Effective Date of the Plan
12.1 Effective Date. The Plan, as amended, is effective as of January 1, 2001.
12.2 Duration of the Plan. Unless the Board terminates the Plan earlier, the Plan shall remain in effect until all Stock subject to it shall be distributed pursuant to the Plan.
Section 13. Miscellaneous
13.1 Miscellaneous. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and to treat him or her without regard to the effect such termination might have upon him or her under this Plan.